UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2018

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
(Exact name of registrant as specified in its charter)

Israel	001-16174	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Basel Street
P.O. Box 3190
Petach Tikva 4951033, Israel
(Address of Principal Executive Offices, including Zip Code)

+972-3-914-8171
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ⃞

ITEM 7.01  Regulation FD Disclosure.

On January 31, 2018, Teva Pharmaceutical Industries Ltd. (the “Company”) and Allergan plc (“Allergan”) entered into a Settlement Agreement and Mutual Releases (the “Agreement”).  The Agreement provides that Allergan will make a one-time payment of $700 million to the Company.  Such payment is expected during the first quarter of 2018.  The Company expects to use this cash payment for repayment of a portion of its term loan debt.

The Agreement also provides that the Company and Allergan will jointly dismiss the working capital dispute arbitration, as described in the Company’s quarterly report on Form 6-K filed on November 2, 2017, as well as actual or potential claims under the Master Purchase Agreement, dated July 26, 2015, by and between the Company and Allergan, for breach of any representation, warranty or covenant (other than any breach of a post-closing covenant not known as of the date of the Agreement).  As reported on an amendment to Schedule 13D filed with the Securities and Exchange Commission on January 12, 2018 by Allergan, Allergan beneficially owned approximately 68.7 million of the Company’s ordinary shares as of such date, represented by American Depositary Shares, acquired by Allergan as a portion of the consideration in connection with the Company’s acquisition of Actavis Generics from Allergan under the Master Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

Date:	February 1, 2018	By:	/s/ Michael McClellan
			Name:	Michael McClellan
			Title:	Executive Vice President and Chief
Financial Officer